UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2014

REMARK MEDIA, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33720	33-1135689
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3930 Howard Hughes Parkway, Suite 400, Las Vegas, Nevada		89169
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (702) 701-9514

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 11, 2014, Remark Media, Inc. (the “Company”) and Bombo Sports & Entertainment, LLC (“BSE”) entered into a Loan Agreement (the “Loan Agreement”), pursuant to which the Company loaned BSE $1 million.  The outstanding principal balance of the loan bears interest at a rate of 5% per annum, with all principal and interest due and payable within 10 days after the Company’s delivery of written demand therefor to BSE.  If the loan is not paid in full at the end of such 10 day period, the outstanding principal balance will bear interest at a rate of 12% per annum until it is paid in full.  BSE may prepay all or any portion of the loan at any time without premium or penalty.

BSE’s obligations under the Loan Agreement are secured by (i) a membership interest pledge agreement pursuant to which Robert S. Potter, the Manager and owner of an 86% membership interest in BSE, pledged to the Company all of his right, title and interest in and to such membership interest and (ii) a pledge by BSE to the Company of all of BSE’s assets.

The foregoing description of the Loan Agreement is not complete and is qualified in its entirety by reference to the full text of the Loan Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 8.01.	Other Events.

The Company and BSE are in the process of negotiating a proposed acquisition of BSE by the Company.  The Company expects to complete this transaction within the next 45 days.  However, the Company and BSE have not entered into any binding agreements with respect to such transaction and the Company cannot provide any assurances that it will be able to complete such transaction within the expected timeframe or at all.

On February 18, 2014, the Company issued a press release announcing its loan to BSE.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Loan Agreement, dated February 11, 2014, by and between Remark Media, Inc. and Bombo Sports & Entertainment, LLC.
99.1	Press release dated February 18, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REMARK MEDIA, INC.

Dated: February 18, 2014	By:	/s/ Douglas Osrow
		Name:	Douglas Osrow
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Loan Agreement, dated February 11, 2014, by and between Remark Media, Inc. and Bombo Sports & Entertainment, LLC.
99.1	Press release dated February 18, 2014.